UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report: March 12, 2024

(Date of earliest event reported)

Turtle Beach Corporation

(Exact name of registrant as specified in its charter)

001-35465

(Commission File Number)

Nevada	27-2767540
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

44 South Broadway, 4th Floor White Plains, New York	10601
(Address of principal executive offices)	(Zip Code)

(888) 496-8001

(Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Common Stock, par value $0.001	HEAR	The Nasdaq Global Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☒	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Merger Agreement

On March 13, 2024, Turtle Beach Corporation (the “Company”) entered into a merger agreement (the “Merger Agreement”) by and among Tide Acquisition Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company, Tide Acquisition Sub II, LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Company, FSAR Holdings, Inc. (“FSAR”), a Delaware corporation, and PDP Holdings, LLC, a Delaware limited liability company (the “Seller”). Pursuant to the Merger Agreement, the Company acquired all the issued and outstanding equity of Performance Design Products, LLC, a directly-held subsidiary of FSAR (“PDP”), for consideration valued at $118 million, structured as a merger between a subsidiary of the Company and FSAR, the parent of PDP (the “Transaction”). PDP was a privately held gaming accessories leader that designs and distributes video game accessories, including controllers, headsets, power supplies, cases, and other accessories. Consideration for the Transaction consisted of the issuance of 3.45 million shares of the Company’s common stock (the “Stock Consideration”) and approximately $79.9 million in cash, subject to customary post-closing adjustments. Such issuance was exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Act”), and/or Regulation D promulgated thereunder.

The Merger Agreement included a customary scope of representations and warranties, which were backstopped by a representations and warranties insurance policy. These representations and warranties included, but were not limited to, FSAR and its subsidiaries’ commercial relationships, intellectual property and cybersecurity, and employee benefit and labor matters, and limited representations and warranties from the Seller and FSAR.

The Merger Agreement also contained customary covenants from the Seller, in order to support the ongoing business and operations of FSAR and its subsidiaries following closing, and a covenant by FSAR to provide continuing employees benefits and compensation at least as favorable as that which was provided prior to closing of the Transaction by the Seller.

Stockholder Agreement

In connection with the Merger Agreement, the Company simultaneously entered into a stockholder agreement (the “Stockholder Agreement”) with the holders of the Stock Consideration (the “Stockholders”) pursuant to which the Stockholders received two demand registration rights to request that the Company register with the Securities and Exchange Commission (the “SEC”) the sale of all or part of the Stock Consideration following a lock-up period that expires nine months after the date of the Merger Agreement, and piggy-back registration rights in the event the Company proposes to register under the Act the issuance or sale of any of its securities. The Stockholders also have the right to annually designate one candidate to the Company’s Board of Directors (the “Board”) for so long as the Stockholders continue to hold 10% or more of the outstanding shares of the Company’s common stock. The Stockholders also agreed to take certain actions to further support the Company’s ongoing operations, including to vote in favor of the Board’s directorship nominees and refrain from engaging in solicitations or proxies in opposition to such nominees.

Term Loan Facility

On March 13, 2024, the Company entered into a new financing agreement (the “Term Loan Financing Agreement”) by and among the Company, Voyetra Turtle Beach, Inc., a Delaware corporation, as borrower (“VTB”), VTB Holdings, Inc., a Delaware corporation, each subsidiary of the Company listed as a guarantor on the signature pages thereto, the lenders from time to time party thereto, and Blue Torch Finance, LLC, a Delaware limited liability company (“the “Term Agent”), as administrative agent and collateral agent (“Blue Torch”), pursuant to which Blue Torch made a loan to VTB in the aggregate amount of $50 million (the “Term Loan Facility”), the proceeds of which were used to (a) fund a portion of the purchase price in the Transaction; (b) repay certain existing indebtedness of PDP; (c) for general corporate purposes; and (d) to pay fees and expenses related to such transactions. The Term Loan Facility will amortize in a monthly amount equal to 0.208333% during the first two years and 0.416667% during the third year and may be prepaid at any time subject to a prepayment premium during the first year of the interest payments payable during the first year plus 3.00%. The Term Loan Facility is secured by substantially all of the assets of the Company and its subsidiaries which are party to the Term Loan Facility.

The Term Loan Facility (a) will mature on March 13, 2027; (b) will bear interest at a rate equal to (i) a base rate plus 7.25% per annum for Reference Rate Loans and Secured Overnight Financing Rate (“SOFR”) plus 8.25% per annum for SOFR Loans if the total net leverage ratio is greater than or equal to 2.25x and (ii) a base rate plus 6.75% per annum for Reference Rate Loans and SOFR plus 7.75% per annum for SOFR Loans if the total net leverage ratio is less than 2.25x; and (c) is subject to certain affirmative, negative and financial covenants, including a minimum liquidity covenant and a quarterly total net leverage ratio covenant.

Amendment to Credit Facility

On March 13, 2024, the Company entered into a Fourth Amendment, dated as of March 13, 2024 (the “Fourth Amendment”) to the Amended and Restated Loan, Guaranty and Security Agreement, dated as of March 5, 2018 (“ABL Credit Agreement”), by and among Turtle Beach Corporation, Voyetra Turtle Beach, Inc., TBC Holding Company LLC, Turtle Beach Europe Limited, VTB Holdings, Inc., the financial institutions party thereto and Bank of America, N.A. (the “ABL Agent”), as administrative agent, collateral agent and security trustee for the lenders to the credit facility (the “Credit Facility”). The Fourth Amendment provides for, among other things: (a) permitting the Transaction; (b) revising the calculation of the US Borrowing Base to include certain assets of PDP acquired in connection with the Transaction equal to the lesser of (i) the sum of the Project Tide Accounts Formula Amount and the Project Tide Inventory Formula Amount (each as defined in the Fourth Amendment), (ii) $15,000,000, and (iii) 30% of the aggregate Revolver Commitments; (c) extending the maturity date of the Credit Facility from April 1, 2025 to March 13, 2027; and (d) updating the interest rate and margin terms such that the loans will bear interest at a rate equal to (1) SOFR, (2) the US Base Rate, (3) the Sterling Overnight Index Average Reference Rate (“SONIA”) for loans denominated in Sterling, and (4) the Euro Interbank Offered Rate (“EUIBOR”) for loans denominated in Euros, plus in each case, an applicable margin, which is between 0.50% and 2.50% for Base Rate Loans and 1.75% and 3.50% for Term SOFR Loans, SONIA Rate Loans and EUIBOR Loans.

The respective priorities of the security interests securing the Term Loan Financing Agreement and the ABL Credit Agreement are governed by an intercreditor agreement, dated as of March 13, 2024, between the Term Agent and the ABL Agent.

The foregoing descriptions of the Merger Agreement, Stockholder Agreement, Term Loan Financing Agreement and Fourth Amendment do not purport to be complete and are qualified in their entirety by reference to the Merger Agreement, Stockholder Agreement, Term Loan Financing Agreement and Fourth Amendment, copies of which are filed as Exhibits 10.1, 10.2, 10.3 and 10.4, respectively, to this Current Report on Form 8-K (this “Report”) and are incorporated herein by reference. The description of the Employment Agreement (as defined below) in Item 5.02 of this Report is incorporated by reference in this Item 1.01.

The Merger Agreement has been filed as Exhibit 10.1 to this report to provide investors with information regarding its terms. It is not intended to provide any other factual information about the parties to the Merger Agreement or the business to be acquired. The Merger Agreement contains representations and warranties that the parties to the Merger Agreement made solely for the benefit of each other. The assertions embodied in such representations and warranties are qualified by information contained in confidential disclosure schedules that the parties exchanged in connection with signing the Merger Agreement. In addition, these representations and warranties (i) may be intended not as statements of fact, but rather as a way of allocating risk to one of the parties if those statements prove to be inaccurate, (ii) may apply materiality standards different from what may be viewed as material to investors, and (iii) were made only as of the date of the Merger Agreement or as of such other date or dates as may be specified in the Merger Agreement. Moreover, information concerning the subject matter of such representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures. Investors are urged not to rely on such representations and warranties as characterizations of the actual state of facts or circumstances at this time or any other time.

Item 2.01. Completion of Acquisition or Disposition of Assets.

The disclosure required by this item is included in Item 1.01 above and incorporated by reference herein.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure required by this item is included in Item 1.01 above and incorporated by reference herein.

Item 3.02 Unregistered Sales of Equity Securities.

The disclosure required by this item is included in Item 1.01 above and incorporated by reference herein.

Item 3.03 Material Modification to Rights of Security Holders.

The disclosure required by this item is included in Item 5.03 below and incorporated by reference herein.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 13, 2024, the Board appointed Cris Keirn, the Company’s Interim Chief Executive Officer and principal executive officer, to serve as the Company’s Chief Executive Officer and as a director on the Board to fill a vacancy on the Board, both effective immediately. Mr. Keirn will continue to serve as the Company’s principal executive officer. Also on March 13, 2024, the Board increased the size of the Board from eight (8) to nine (9) members and appointed David Muscatel to serve as a director on the Board, effective immediately. Mr. Muscatel was designated by the Stockholders as their candidate to the serve on the Board pursuant to the Stockholder Agreement.

Mr. Keirn, age 53, has served as the Company’s Interim Chief Executive Officer and principal executive officer since July 1, 2023, and he previously served as the Company’s Senior Vice-President, Global Sales since August 2016. As Senior Vice-President, Global Sales, Mr. Keirn oversaw the growth and development of the Company’s headset business, was responsible for all consumer retail and sales account management and led the Company’s sales operations, customer care and market analytics teams. Prior to serving as Senior Vice President, Global Sales, Mr. Keirn served as Vice-President of Business Planning and Strategy and other roles of the Company, from February 2013 to August 2016. Prior to joining the Company, Mr. Keirn held leadership positions over a 17-year span at Motorola across product management, operations, quality and customer relations. Mr. Keirn received a B.S. in Mechanical Engineering from Purdue University and a Masters Certificate in Project Management from George Washington University.

In connection with his appointment, on March 13, 2024, the Company entered into an employment agreement with Mr. Keirn (the “Employment Agreement”) that governs the terms and conditions of his appointment as the Company’s Chief Executive Officer. The Employment Agreement has an initial term of (3) three years, with an automatic extension annually thereafter unless either Mr. Keirn or the Company chooses to opt-out of such automatic extension (the “Term”). Pursuant to the Employment Agreement, Mr. Keirn will receive an annual base salary of $475,000 and will be eligible to earn an annual performance bonus of up to 100% of his annual salary based on meeting performance goals set by the Board. Provided that Mr. Keirn’s employment under the Employment Agreement has not been terminated prior thereto, on April 1, 2024, he will be granted the following initial equity awards under the Turtle Beach Corporation 2023 Stock-Based Incentive Compensation Plan (the “Plan”) (or any other applicable plan adopted by the Company during the Term for which employees are generally eligible): (i) an award of performance-based restricted stock units with a grant date fair market value equal to $1,050,000, which will vest subject to the attainment of certain Adjusted EBITDA (as defined in the Employment Agreement) and Company stock price milestones, as well as a three (3)-year service condition; and (ii) an award of restricted stock units with a grant date fair value equal to $450,000, which will vest subject to a four (4)-year service condition.

In connection with the termination of Mr. Keirn’s employment (x) by the Company other than for Cause (as defined in the Employment Agreement), (y) by Mr. Keirn for Good Reason (as defined in the Employment Agreement) or (z) as a result of the Company’s election not to extend the Term, Mr. Keirn will be entitled to the following severance benefits, subject to his execution and non-revocation of a general release of claims in favor of the Company: (i) a pro-rated annual performance bonus; (ii) continued payment of his base salary for 12 months (provided that such amount would be increased to two (2) times his annual base salary and paid in a lump sum if such termination of employment occurs within six (6) months following a Change in Control (as defined in the Plan)); (iii) full vesting of time-based vesting equity awards and pro-rata vesting of any performance-based vesting equity awards based on actual performance; and (iv) subject to (A) his timely election of continuation coverage under COBRA and (B) his continued copayment of premiums at the same level and cost to him as if he were an employee of the Company, continued participation in the Company’s group health plan for a period of 12 months.

There are no family relationships between Mr. Keirn and any of the Company’s current or former directors or executive officers. Other than as described in this Item 5.02, there are no arrangements or understandings between Mr. Keirn and any other person pursuant to which he was selected as a director. Mr. Keirn is not a party to any transaction that would require disclosure under Item 404(a) of Regulation S-K promulgated under the Act.

The foregoing summary of the Employment Agreement with Mr. Keirn does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is filed as Exhibit 10.5 to this Report.

Other than the Stockholder Agreement described in Item 1.01, the description of which is incorporated by reference in this Item 5.02, there are no arrangements or understandings between Mr. Muscatel and any other person pursuant to which he was selected as a director. Mr. Muscatel is not a party to any transaction that would require disclosure under Item 404(a) of Regulation S-K promulgated under the Act.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On March 12, 2024, the Board approved amended and restated bylaws (the “Amended and Restated Bylaws”), which became effective the same day, that reflect amendments intended to, among other things: (i) implement a majority voting standard for uncontested elections of directors to the Board; (ii) for annual meetings of stockholders held after January 1, 2025, change the notice period for stockholders delivering notice of a proposal to the Company to not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; (iii) update the disclosure requirements for stockholders making nominations to the Board; (iv) conform to the SEC’s universal proxy card rules; and (v) make certain other technical and clarifying changes.

The foregoing description of the various amendments included in the Amended and Restated Bylaws does not purport to be complete and is qualified in its entirety by reference to the complete text of the Amended and Restated Bylaws attached to this Report as Exhibit 3.1 (clean version) and Exhibit 3.2 (marked version) and incorporated by reference in this Item 5.03 in its entirety.

Item 7.01. Regulation FD.

On March 13, 2024, the Company issued a press release announcing the Transaction, the appointment of Mr. Keirn as Chief Executive Officer and its intention to launch a reverse dutch auction tender offer. On March 13, 2024, the Company made available on its website an investor presentation and an earnings presentation for its fourth quarter and full year 2023 financial results, each dated March 13, 2024. Copies of the press release, investor presentation and earnings presentation are attached hereto as Exhibits 99.1, 99.2 and 99.3 and are incorporated herein by reference.

The information in this Item 7.01 is being furnished pursuant to Regulation FD and no part shall be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Act, regardless of any general incorporation language in such filing, except as shall be expressly set forth by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired.

The Company intends to file financial statements of the business acquired for the periods specified in Rule 3-05(b) of Regulation S-X within the time period permitted by Item 9.01 of Form 8-K.

(b) Pro Forma Financial Information.

The Company intends to file the pro forma financial information required pursuant to Article 11 of Regulation S-X within the time period permitted by Item 9.01 of Form 8-K.

(d) Exhibits

Exhibit No.	Description

3.1	Amended and Restated Bylaws of Turtle Beach Corporation, amended and restated as of March 12, 2024 (clean version).

3.2	Amended and Restated Bylaws of Turtle Beach Corporation, amended and restated as of March 12, 2024 (marked version).

10.1	Merger Agreement, dated as of March 13, 2024, by and among Tide Acquisition Sub, Inc., Tide Acquisition Sub II, LLC, Turtle Beach Corporation and PDP Holdings, LLC.

10.2	Stockholder Agreement, made and entered into as of March 13, 2024 by and among Turtle Beach Corporation and PDP Holdings, LLC.

10.3	Financing Agreement, dated as of March 13, 2024, by and among Turtle Beach Corporation, Voyetra Turtle Beach, Inc., VTB Holdings, Inc., each subsidiary of Turtle Beach Corporation listed as a “Guarantor” on the signature pages thereto, the lenders from time to time party thereto, Blue Torch Finance, LLC, as collateral agent for the Secured Parties, and Blue Torch, as administrative agent for the Lenders.

10.4	Fourth Amendment to Amended and Restated Loan, Guaranty and Security Agreement, dated as of March 13, 2024, by and among Turtle Beach Corporation, Voyetra Turtle Beach, Inc., TBC Holding Company LLC, Turtle Beach Europe Limited, VTB Holdings, Inc., the financial institutions party thereto and Bank of America, N.A., as administrative agent, collateral agent and security trustee for the lenders.

10.5	Employment Agreement, dated as of March 13, 2024, by and between Turtle Beach Corporation and Cristopher Keirn.

99.1	Press release dated March 13, 2024.

99.2	Investor presentation dated March 13, 2024.

99.3	Fourth Quarter and Full Year 2023 Earnings Presentation dated March 13, 2024.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TURTLE BEACH CORPORATION

Date: March 18, 2024	By:	/s/ JOHN T. HANSON
John T. Hanson Chief Financial Officer and Treasurer